Exhibit 99.1

Ceridian HCM Holding Inc. Completes Initial Public Offering and Debt Refinancing

Minneapolis, MN, April 30, 2018

Ceridian HCM Holding Inc. (“Ceridian”), a global human capital management software company, announced today the closing of its initial public offering of 24,150,000 shares of common stock, which includes 3,150,000 shares of common stock issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $22.00 per share, resulting in gross proceeds of $631,300,000 when combined with the concurrent $100.0 million private placement and before deducting underwriting discounts and commissions and other offering expenses payable by Ceridian.

Ceridian’s shares of common stock began trading on the New York Stock Exchange and the Toronto Stock Exchange under the ticker symbol “CDAY” on April 26, 2018.

Ceridian intends to use the net proceeds that it receives from this offering and the concurrent $100.0 million private placement to redeem the $475.0 million principal amount of its outstanding 11% Senior Notes due 2021 as well as to pay a portion of the interest on the Senior Notes that will have accrued at the time of the redemption. Concurrently with the closing of the offering, Ceridian redeemed the Senior Notes and refinanced its remaining indebtedness with new senior credit facilities consisting of a $680.0 million term loan debt facility and a $300.0 million revolving credit facility.

Goldman Sachs & Co. LLC, J.P. Morgan, Credit Suisse and Deutsche Bank Securities acted as joint lead book-running managers, and Goldman Sachs & Co. LLC and J.P. Morgan acted as representatives of the underwriters for the offering. Barclays, Citigroup, Jefferies LLC, CIBC Capital Markets and Wells Fargo Securities also acted as book-running managers for the offering. Baird, Canaccord Genuity, Piper Jaffray, William Blair and MUFG acted as co-managers for the offering. The offering of these securities was made only by means of a prospectus, copies of which may be obtained by contacting:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com;

•	J.P. Morgan Securities LLC, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204;

•	Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com;

•	Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, Telephone: 800-503-4611, or email: prospectus.CPDG@db.com; or

•	CIBC World Markets Inc., Attention: Lovena Doodahnand, 161 Bay Street, Toronto, ON M5R 1C5, by telephone at (416) 594-7270, or by email at lovena.doodahnand@CIBC.ca.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on April 25, 2018. Ceridian has obtained a receipt for a final base PREP prospectus filed with the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada (except Quebec) on April 25, 2018 and filed a supplemented PREP prospectus containing pricing information and other important information relating to the common stock with such securities commissions or regulatory authorities on April 26, 2018. A copy of the supplemented PREP prospectus may be obtained from the underwriters at the addresses set out above and is available on the SEDAR website at www.sedar.com under Ceridian’s profile.

No securities regulatory authority has either approved or disapproved the contents of this press release. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

For more information, contact:

Jeremy Johnson

Vice President, Finance and Investor Relations

Ceridian HCM Holding Inc.

(952) 853-3740

Jeremy.Johnson@ceridian.com